Exhibit 99.5

12 February 2009

Danka Business Systems PLC

(“Danka” or the “Company”)

Increased Distribution to Holders of Danka Ordinary Shares (including ADSs) in Proposed

Members’ Voluntary Liquidation

Introduction

Danka is pleased to announce that, following discussions between the Participating Shareholders and certain holders of ADSs, the Participating Shareholders have agreed to an increase in the amount payable out of the proceeds of the proposed Members’ Voluntary Liquidation to persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences from a sum in cash equal to US$0.025 per Ordinary Share and US$0.10 per ADS to a sum in cash equal to US$0.03 per Ordinary Share and US$0.12 per ADS.

Danka is also pleased to announce that, pursuant to a voting agreement entered into among certain holders of ADSs (including DCML LLC and Ironwood Investment Management, LLC) (together the “Committed Holders”) and the Company on 11 February 2009, each of the Committed Holders has agreed to vote their entire respective holdings of ADSs in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting of the Company to be held on 19 February 2009.

The Committed Holders collectively hold approximately 25,558,409 ADSs, representing 102,233,636 Danka Ordinary Shares, carrying the right to exercise approximately 27.0 per cent. of the voting rights carried by the Company’s entire issued share capital. The Cypress Shareholders, who have also agreed to vote in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting, currently hold 355,344 Danka Participating Shares, in aggregate carrying the right to exercise approximately 29.9 per cent. of the voting rights carried by the Company’s entire issued share capital. Thus, holders of ADSs and Danka Participating Shares carrying the right to exercise approximately 56.9 per cent. in aggregate of the voting rights carried by the Company’s entire issued share capital have agreed to vote in favour of the resolution to approve the Members’ Voluntary Liquidation and the related resolutions to be proposed at the Extraordinary General Meeting.

Further information

As stated in the circular to Ordinary Shareholders dated 20 January 2009 setting out details of a proposed Members’ Voluntary Liquidation and convening an Extraordinary General Meeting of the Company (the “Circular”), the Board believes that the relevant provisions of the Articles require the entirety of the amount which would ultimately be available for distribution to Danka Shareholders in the Members’ Voluntary Liquidation to be paid to the holders of the Danka Participating Shares, leaving no amount available for distribution to the Ordinary Shareholders. However, in order to ensure that there is some return to Ordinary Shareholders in the Members’ Voluntary Liquidation, pursuant to the Deed of Undertaking the Directors had procured the agreement of the Participating Shareholders, notwithstanding their rights as Participating Shareholders under the Articles, to irrevocably and unconditionally direct and instruct the Liquidators to pay, out of the proceeds of the Members’ Voluntary Liquidation prior to any distribution of the proceeds of the Members’ Voluntary Liquidation to the Participating Shareholders, to the persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences, an aggregate amount in cash equal to approximately US$6.5 million, on the basis of a payment in cash of US$0.025 per Ordinary Share and a payment in cash of US$0.10 per ADS.

Pursuant to an amendment to the Deed of Undertaking entered into by the Participating Shareholders on 11 February 2009, the Participating Shareholders have agreed to increase the amount to be paid out of the proceeds of the Members’ Voluntary Liquidation to the persons who hold Danka Ordinary Shares and ADSs as at the time at which the Members’ Voluntary Liquidation commences, prior to any distribution of the proceeds of the Members’ Voluntary Liquidation to the Participating Shareholders, to US$0.03 in cash per Ordinary Share and US$0.12 in cash per ADS.

Following this payment, any additional proceeds of the Members’ Voluntary Liquidation (including any amount released to Danka and/or DHC from the US$25 million deposited in escrow pursuant to the Disposal Agreement) are to be paid to the Participating Shareholders in accordance with the Articles and holders of ADSs and Danka Ordinary Shares would not receive any further distributions from the proceeds of the Members’ Voluntary Liquidation.

The obligations of the Participating Shareholders under the Deed of Undertaking, as amended, are conditional on the resolution to approve the Members’ Voluntary Liquidation being duly approved by the requisite majorities at the Extraordinary General Meeting.

In order to induce the Participating Shareholders to agree to the increased payment to persons who hold Danka Ordinary Shares and ADSs, it has been agreed that all of the obligations of the Participating Shareholders under the Deed of Undertaking shall terminate on the earlier of (i) 28 February 2009 and (ii) the resolution to approve the Members’ Voluntary Liquidation to be proposed at the Extraordinary General Meeting failing to be approved by the requisite majority at the Extraordinary General Meeting or any adjournment or postponement thereof.

As stated in the Circular, if Danka Shareholders do not approve the Members’ Voluntary Liquidation, the Board will continue to assess the alternatives available to distribute the Company’s net cash among Danka Shareholders. However, Danka Shareholders should note that should the proposed Members’ Voluntary Liquidation not be approved, there is no guarantee that any future alternative chosen by the Board will result in any return to Ordinary Shareholders. Under the existing terms of the Articles, given the current approximately US$392 million in accreted value of the Participating Shares, the Participating Shareholders would be entitled to receive all of the Company’s net cash in a liquidation of the Company. In addition, Danka Shareholders should also note that under the Articles, the Company is required, subject to the requirements of English law, to redeem all of the Danka Participating Shares on 17 December 2010 (or as soon thereafter as the Company is permitted by English law), or the maximum number of Danka Participating Shares which can lawfully be so redeemed on such date in accordance with such requirements.

In addition, there can be no guarantee that, should the proposed Members’ Voluntary Liquidation not be approved at the Extraordinary General Meeting, the holders of the Danka Participating Shares will not take action(s) that may be available to them under applicable law, for example seeking an involuntary winding up of the company, to recover amounts to which they are entitled pursuant to the Articles and which must be paid to them before the Ordinary Shareholders (and holders of ADSs) are entitled to receive any return on a winding up of the Company. Such amounts exceed the amount of the net proceeds from the Disposal and the funds which are otherwise available to the Company. The passage of time continues the accretion in the value of the Danka Participating Shares, further reducing the return to the holders of Danka Participating Shares and increasing the possibility of no return to Ordinary Shareholders (and holders of ADSs). Accordingly, in an involuntary liquidation, it is unlikely that Ordinary Shareholders would receive any distribution. The Company has been advised by the Cypress Shareholders that they intend to file an application in the near future seeking the involuntary winding up of the Company under the provisions of the Insolvency Act. The Cypress Shareholders have also informed the Company that, in the event that the Members’ Voluntary Liquidation is rejected once again, they will seek the support of the Company’s management and Board for the involuntary liquidation application.

Danka Shareholders should also be aware that, as noted above, in the event that the Members’ Voluntary Liquidation is rejected at the Extraordinary General Meeting the obligations of the Participating Shareholders under the Deed of Undertaking shall terminate.

The resolution to approve the Members’ Voluntary Liquidation and associated resolutions are set out in full in the Notice of Extraordinary General Meeting on pages 13 and 14 of the Circular.

The Board is pleased that the return available to holders of ADSs and Danka Ordinary Shares in the event that the Members’ Voluntary Resolution is approved at the Extraordinary General Meeting has been increased and continues to consider the resolutions to be proposed at the Extraordinary General Meeting to be in the best interests of Danka and the Danka Shareholders as a whole. Accordingly, the Board continues to recommend that Danka Shareholders vote in favour of the resolutions to be proposed at the Extraordinary General Meeting, as all Directors intend to do in respect of their own beneficial shareholdings.

In view of their interests in the Members’ Voluntary Liquidation, two of the Directors, Mr. Harned and Mr. Parzick (both of whom are also principals of the Cypress Shareholders) have not participated in the Board’s recommendation to Danka Shareholders. The Independent Directors were aware of these interests, and considered them, when they approved the Members’ Voluntary Liquidation.

A Form of Proxy to be used by holders of Danka Ordinary Shares in connection with the resolutions to be proposed at the Extraordinary General Meeting accompanied the Circular. Whether or not holders of Danka Ordinary Shares intend to attend the Extraordinary General Meeting in person, they are requested to complete the Form of Proxy in accordance with the instructions printed on it and return it as soon as possible by post or (during normal business hours only) by hand but, in any event so as to be received by Danka’s registrars, Computershare Services PLC, PO Box 1075, Bristol BS99 3FA, no later than 2.00 p.m. on 17 February 2009.

If any Ordinary Shareholder requires further copies of the Form of Proxy, or needs to change any voting instructions or other details on a Form of Proxy that has already been returned, please contact Computershare Services PLC on +44 (0) 870 889 4027 as soon as possible.

Capitalised terms used in this announcement have the meanings ascribed to them in the Circular except where the context requires otherwise.

This announcement is not intended to, and does not constitute, or form any part of, an offer to sell or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the transactions referred to herein or otherwise. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe any applicable legal and regulatory requirements.

Enquiries

Danka: Jean Johnson, General Counsel, 00 1 727-456-4460

Weber Shandwick Financial (London)

James Chandler / Nick Oborne Vaughan, 020 7067 0700

Evolution Securities Limited (London)

Stuart Andrews / Bobbie Hilliam, 020 7071 4300